                                                   Rule 424(b)(5)
                                           Registration Statement No. 333-62019
Pricing Supplement                                     Ratings:
(To prospectus dated October 5, 1998)                  Standard & Poor's: "AAA"
                                                       Moody's: "Aaa"
                                                       (See "Ratings" Herein)

                           South Jersey Gas Company

                                  $10,000,000

              7.90% Secured Medium Term Insured Quarterly Notes,
                       Series A 2000-2 due July 15, 2030

                                  $15,000,000

              7.70% Secured Medium Term Insured Quarterly Notes,
                       Series A 2000-3 due July 15, 2015

                                 (IQ NotesSM*)

                               ----------------

  The Secured Medium Term Insured Quarterly Notes, Series A 2000-2 due 2030 which we refer to as the "30-Year IQ Notes" bear interest at the rate of 7.90% per year. The 30-Year IQ Notes will mature on July 15, 2030. We can redeem the 30-Year IQ Notes on or after July 15, 2005 at the principal amount plus accrued interest.

  The Secured Medium Term Insured Quarterly Notes, Series A 2000-3 due 2015 which we refer to as the "15-Year IQ Notes" bear interest at the rate of 7.70% per year. The 15-Year IQ Notes will mature on July 15, 2015. We can redeem the 15-Year IQ Notes on or after July 15, 2004 at the principal amount plus accrued interest.

  Interest on the 30-year IQ Notes and the 15-Year IQ Notes, which we refer to collectively as the "IQ Notes," is payable quarterly on January 15, April 15, July 15 and October 15 of each year, beginning on October 15, 2000. We will also redeem the IQ Notes, subject to limitations, at the option of the representative of any deceased noteholder. The IQ Notes will be available for purchase in denominations of $1,000 and integral multiples of $1,000.

  We have issued a first mortgage bond as collateral to secure the IQ Notes and other notes issued under an indenture described in this pricing supplement. On the date that we have retired all of our first mortgage bonds, other than the first mortgage bond securing the IQ Notes, the IQ Notes will either become unsecured and rank equally with all of our other unsecured indebtedness or be secured by substitute collateral mortgage bonds.

  Our timely payment of the regularly scheduled principal and interest on the 30-Year IQ Notes and the 15-Year IQ Notes will be insured by financial guaranty insurance policies issued by Ambac Assurance Corporation.

                                 [Ambac Logo]

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

  Edward D. Jones & Co., L.P. has agreed to purchase the 30-Year IQ Notes at 96.85% of their principal amount and the 15-Year IQ Notes at 97.60% of their principal amount, subject to the terms of a purchase agreement. We estimate that the aggregate proceeds from the sale of the IQ Notes will be $23,926,000 to South Jersey Gas Company, before deducting our expenses, which we estimate to be $1,074,000. Edward D. Jones & Co., L.P. plans to sell the IQ Notes from time to time, in negotiated transactions or otherwise, at prices based on either the prevailing market or negotiated prices.

  The IQ Notes will be ready for delivery in book-entry form only through The Depository Trust Company ("DTC"), on or about July 11, 2000.

                               ----------------

--------
* IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                          Edward D. Jones & Co., L.P.

                               ----------------

             The date of this pricing supplement is July 5, 2000.

                               TABLE OF CONTENTS

                              Pricing Supplement

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................  S-2
Summary of the Offerings...................................................  S-3
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-5
Description of the IQ Notes................................................  S-6
Ambac Assurance Corporation................................................ S-12
Ratings.................................................................... S-14
Plan of Distribution....................................................... S-14
Experts.................................................................... S-15
Legal Opinions............................................................. S-15
Appendix A--Form of Ambac Assurance Corporation Insurance Policy...........  A-1
                                Prospectus
                                                                            Page
                                                                            ----
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Description of Securities..................................................    3
Description of Notes.......................................................    4
Description of The Pledged Bond............................................   13
Plan of Distribution.......................................................   19
Legal Matters..............................................................   20
Experts....................................................................   20

  You should rely only on the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus. We have not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this pricing supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date. In this pricing supplement and the accompanying prospectus, "South Jersey", "us", "we" and "our" refer to South Jersey Gas Company.

                          FORWARD-LOOKING STATEMENTS

  Statements contained in or incorporated by reference into this pricing supplement or the accompanying prospectus contain certain forward-looking statements concerning projected financial and operating performance, future plans and courses of action and future economic conditions. All such statements other than statements of historical fact are forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made based upon management's expectations and beliefs concerning future events impacting us and involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements. Also, in making forward-looking statements, we assume no duty to update these statements should expectations change or actual results and events differ from current expectations. A number of factors could cause our actual results to differ materially from those anticipated, including, but not limited to the following: general economic conditions on an international, federal, state and local level; weather conditions in our marketing areas; regulatory and court decisions; competition in our regulated activities; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; and changes in business strategies.

                            SUMMARY OF THE OFFERINGS

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this pricing supplement and in the accompanying prospectus.

                            South Jersey Gas Company

  We are a regulated New Jersey public utility and are the principal subsidiary of South Jersey Industries, Inc. ("SJI"). We are a gas distribution utility that supplies natural gas to residential, commercial and industrial customers in the southern part of New Jersey. We also make off-system sales of natural gas on a wholesale basis to various customers on the interstate pipeline system and transport natural gas purchased directly from producers or suppliers by some of our customers.

  As of March 31, 2000, we served approximately 276,000 residential, commercial and industrial customers throughout 112 municipalities in Atlantic, Cape May, Cumberland, and Salem counties and portions of Burlington, Camden and Gloucester Counties, New Jersey. Our service territory covers approximately 2,500 square miles and has an estimated permanent population of 1.2 million. Gas sales and transportation for fiscal 1999 amounted to 96,571 MMcf (million cubic feet), of which approximately 50,080 MMcf was firm sales and transportation, 4,011 MMcf was interruptible sales and transportation and 42,480 MMcf was off-system sales. For the year ended December 31, 1999, the breakdown of firm sales includes 35.4% residential, 9.3% commercial, 4.6% cogeneration and electric generation, 0.5% industrial and other and 50.2% transportation. We are regulated as to rates and other matters by the New Jersey Board of Public Utilities.

  Our executive offices are located at 1 South Jersey Plaza, Route 54, Folsom, New Jersey 08037 and our telephone number is (609) 561-9000.

                             The IQ Notes Offerings

Secured Medium Term Insured
 Quarterly Notes Offered....
                              South Jersey is offering $25,000,000 aggregate principal amount of IQ Notes. We are offering $10,000,000 of the 30-Year IQ Notes which will bear interest at a rate of 7.90% per year and $15,000,000 of the 15-Year IQ Notes which will bear interest at a rate of 7.70% per year. Interest on the IQ Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on October 15, 2000.

Date of Maturity............  The 30-Year IQ Notes will mature on July 15,
                              2030. The 15-Year IQ Notes will mature on July 15, 2015.

Record Date.................  South Jersey will make payments to the holders of record of the IQ Notes on the first calendar day of each January, April, July and October.

South Jersey's Optional       South Jersey will have the option to redeem the
 Redemption.................  30-Year IQ Notes, in whole or in part, from time to time on or after July 15, 2005. South Jersey will have the option to redeem the 15-Year IQ
                              Notes,
                              in whole or in part, from time to time on or after July 15, 2004. If South Jersey redeems the
                              30-Year IQ Notes or the 15-Year IQ Notes, it will pay 100% of the principal amount plus the accrued interest through the redemption date.

Redemption Option of a
 Deceased Noteholder's
 Representative.............
                              Subject to conditions specified in this pricing supplement, South Jersey will also redeem the IQ Notes at the option of the representative of any deceased owner of an IQ Note. South Jersey will pay 100% of the principal amount, plus accrued interest, subject to the following conditions.

                              For the 30-Year IQ Notes, the maximum principal amount South Jersey will redeem is $25,000 per deceased owner and an aggregate of $200,000 for all deceased owners during the initial period from the date of the original issuance of the 30-Year IQ Notes until (but not including) July 15, 2001 and during each twelve-month period thereafter. For the 15-Year IQ Notes, the maximum principal amount South Jersey will redeem is $25,000 per deceased owner and an aggregate of $300,000 for all deceased owners during the initial period from the date of the original issuance of the 15-Year IQ Notes until (but not including) July 15, 2001 and during each twelve-month period thereafter.

Insurance...................  The timely payment of the regularly scheduled principal and interest on the 30-Year IQ Notes and the 15-Year IQ Notes will be insured by financial guaranty insurance policies issued by Ambac Assurance Corporation that will be issued at the same time the IQ Notes are delivered.

Security....................  South Jersey has issued a first mortgage bond as collateral to secure all notes issued under the
                              Note Indenture, including the IQ Notes. On the date that we have retired all of our first mortgage bonds, other than the first mortgage bond securing the IQ Notes, the 30-Year IQ Notes and the 15-Year IQ Notes will either become unsecured and rank equally with all of our other unsecured indebtedness or be secured by substitute mortgage bonds.

Ratings.....................  The IQ Notes will be rated "AAA" by Standard &
                              Poor's Ratings Group and "Aaa" by Moody's
                              Investors Services, Inc.

Use of Proceeds.............  South Jersey estimates that the net proceeds of the offerings of the IQ Notes will be
                              approximately $23,926,000. South Jersey intends to use the net proceeds from the offerings to repay short-term debt.

Ratio of Earnings to Fixed    South Jersey's ratio of earnings to fixed charges
 Charges....................  for the twelve months ended March 31, 2000 and each of the years ended December 31, 1999, 1998, 1997, 1996 and 1995 was 2.5x, 2.5x, 2.2x, 2.6x,
                              2.5x and 2.3x, respectively.

                                USE OF PROCEEDS

  We estimate that the aggregate net proceeds from the offerings of the IQ Notes will be $23,926,000, after deducting the estimated offering expenses of $1,074,000, including the underwriter's commissions. We intend to use the net proceeds to repay short-term debt. As of July 3, 2000, we had $108.0 million of short-term debt (excluding current maturities of long-term debt). We borrowed our short-term debt from six commercial banks at a weighted average interest rate of 7.54% and with maturities ranging from one to 28 days. A significant portion of our short-term debt was incurred to finance the expansion of and improvements to our natural gas transmission and distribution system.

                                CAPITALIZATION

  The following table sets forth South Jersey's capitalization at March 31, 2000, and as adjusted to reflect an offering of $10,000,000 of Secured Medium Term Notes completed on July 5, 2000, as well as the issuance of the IQ Notes and the anticipated use of net proceeds from the IQ Notes offerings. The following data are qualified in their entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this pricing supplement and the accompanying prospectus.

                                                           At March 31, 2000
                                                        -----------------------
                                                         Actual  As Adjusted(1)
                                                        -------- --------------
                                                        (dollars in thousands)
Long-Term Debt (including capital leases and excluding
 current maturities)(2)...............................  $181,373    $216,373
Common Shareholders' Equity...........................  $195,516    $195,516
                                                        --------    --------
Total Capitalization..................................  $376,889    $411,889
                                                        ========    ========
Short-Term Debt (including current maturities of long-
 term debt)(2)........................................  $ 90,876    $ 57,258
                                                        ========    ========

--------
(1) Adjusted for the issuance of $10,000,000 principal amount of Secured Medium Term Notes completed July 5, 2000, the net proceeds of which to South Jersey were approximately $9,692,000, and the issuance of the IQ Notes and the anticipated use of proceeds.
(2) Current maturates of long-term debt at March 31, 2000 were $8,876,000.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth South Jersey's ratio of earnings to fixed charges for the periods indicated.

                                         Twelve Months
                                             Ended     Year Ended December 31,
                                           March 31,   ------------------------
                                             2000      1999 1998 1997 1996 1995
                                         ------------- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges......     2.5x      2.5x 2.2x 2.6x 2.5x 2.3x

--------

  The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges and taxes based on our income, excluding the cumulative effect of an accounting change. Fixed charges consist of interest charges and preferred securities dividend requirements and an interest factor in rentals.

                          DESCRIPTION OF THE IQ NOTES

  Set forth below is a description of the specific terms of the IQ Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying prospectus under the caption "Description of the Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the indenture dated as of October 1, 1998, as supplemented as of June 29, 2000 and as of July 5, 2000 (the "Note Indenture") between South Jersey and The Bank of New York, as trustee (the "Note Trustee"), pursuant to which the IQ Notes will be issued.

General

  The IQ Notes will be issued as a series of Secured Medium Term Notes, Series A, under the Note Indenture. The IQ Notes are not subject to any sinking fund provision. The IQ Notes are available for purchase in denominations of $1,000 and integral multiples of $1,000.

30-Year IQ Notes

  The 30-Year IQ Notes will be limited in aggregate principal amount to $10,000,000. The entire principal amount of the 30-Year IQ Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 15, 2030.

 Interest

  Each 30-Year IQ Note will bear interest at 7.90% per year from the date of original issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, each of which we refer to as an "Interest Payment Date," to the person in whose name such 30-Year IQ Note is registered at the close of business on the first calendar day of the month of the respective Interest Payment Date. The initial Interest Payment Date is October 15, 2000 and the payment on that date will include all accrued interest from the date of issuance. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a business day, then payment of the interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

 Optional Redemption

  South Jersey shall have the right to redeem the 30-Year IQ Notes, in whole or in part, without premium, from time to time, on or after July 15, 2005, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date.

  If we give a redemption notice as described above, then the 30-Year IQ Notes to be redeemed will become due and payable on the redemption date. South Jersey will pay the redemption price, which includes any accrued interest. From the redemption date, the redeemed 30-Year IQ Notes will cease to bear interest, unless South Jersey defaults in the payment of the redemption price. In the event of such default, the principal amount of the 30-Year IQ Notes called for redemption will, until paid, continue to bear interest at the rate indicated on the cover of this pricing supplement.

  Our right to redeem the 30-Year IQ Notes is independent of our right to redeem the 15-Year Notes described below. We have the right to redeem either the 15-Year IQ Notes or the 30-Year IQ Notes in whole or in part without redeeming the other series of IQ Notes.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), South Jersey or its affiliates may, at any time and from time to time, purchase outstanding 30-Year IQ Notes by tender, in the open market or by private agreement.

15-Year IQ Notes

  The 15-Year IQ Notes will be limited in aggregate principal amount to $15,000,000. The entire principal amount of the 15-Year IQ Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 15, 2015.

 Interest

  Each 15-Year IQ Note will bear interest at 7.70% per year from the date of original issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year to the person in whose name such 15-Year IQ
Note is registered at the close of business on the first calendar day of the month of the respective Interest Payment Date. The initial Interest Payment Date is October 15, 2000 and the payment on that date will include all accrued interest from the date of issuance. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a business day, then payment of the interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

 Optional Redemption

  South Jersey shall have the right to redeem the 15-Year IQ Notes, in whole or in part, without premium, from time to time, on or after July 15, 2004, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date.

  If we give a redemption notice as described above, then the 15-Year IQ Notes to be redeemed will become due and payable on the redemption date. South Jersey will pay the redemption price, which includes any accrued interest. From the redemption date, the redeemed 15-Year IQ Notes will cease to bear interest, unless South Jersey defaults in the payment of the redemption price. In the event of such default, the principal amount of the 15-Year IQ Notes called for redemption will, until paid, continue to bear interest at the rate indicated on the cover of this pricing supplement.

  Our right to redeem the 15-Year IQ Notes is independent of our right to redeem the 30-Year IQ Notes described above. We have the right to redeem either the 15-Year IQ Notes or the 30-Year IQ Notes in whole or in part without redeeming the other series of IQ Notes.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), South Jersey or its affiliates may, at any time and from time to time, purchase outstanding 15-Year IQ Notes by tender, in the open market or by private agreement.

Special Insurance Provisions of the Note Indenture

  Notwithstanding any other provision of the Note Indenture, so long as Ambac Assurance Corporation (the "Insurer") is not in default under the policies, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the IQ Notes, except for the rights provided under "--Limited Right of Redemption Upon Death of Beneficial Owner."

  No amendment to the Note Indenture which requires consent of holders of IQ Notes or which affects the rights of the Insurer may be made without the prior written consent of the Insurer.

Limited Right Of Redemption Upon Death Of Beneficial Owner

  Unless the IQ Notes have been declared due and payable prior to their maturity by reason of an Event of Default (as defined in the accompanying prospectus), the Representative (as defined below) of a deceased Beneficial Owner (as defined below under "Book-Entry Issuance--The Depository Trust Company") has the right to request redemption at 100% of the principal amount plus any accrued but unpaid interest of all or part of its interest, expressed in integral multiples of $1,000 principal amount, in the IQ Notes for payment prior to maturity, and South Jersey will redeem the same subject to the limitations that South Jersey will not be obligated to redeem during the period from the date of the original issuance of the IQ Notes until (but not including) July 15, 2001 (the "Initial Period"), and during any twelve-month period which ends on and includes each July 15 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"):

    With respect to the 30-Year IQ Notes, (1) on behalf of a deceased Beneficial Owner, any ownership interest in such IQ Notes which exceeds an aggregate principal amount of $25,000; or (2) ownership interests in such IQ Notes for all Representatives of deceased Beneficial Owners so requesting redemption in an aggregate principal amount exceeding $200,000; and

    With respect to the 15-Year IQ Notes, (1) on behalf of a deceased Beneficial Owner, any ownership interest in such IQ Notes which exceeds an aggregate principal amount of $25,000; or (2) ownership interests in such IQ Notes for all Representatives of deceased Beneficial Owners so requesting redemption in an aggregate principal amount exceeding $300,000.

  A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount in integral multiples of $1,000 (up to the applicable maximum described above). Representatives of deceased Beneficial Owners must make arrangements with the Participant (as defined below under "Book-Entry Issuance--The Depository Trust Company") through whom the deceased Beneficial Owner's interest is owned so that the Participant, and, in turn, DTC can make redemption requests to the Trustee. If South Jersey, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the 30-Year IQ Notes or the 15-Year IQ Notes in the Initial Period or in any Subsequent Period in excess of the applicable $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $200,000 aggregate limitation, with respect to the 30-Year IQ Notes, or the $300,000 aggregate limitation, with respect to the 15-Year IQ Notes, for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.

  Subject to the $25,000 limitation and, either the $200,000 limitation for the 30-Year IQ Notes or the $300,000 limitation for the 15-Year IQ Notes, South Jersey will, after the death of any Beneficial Owner, redeem the interest of the Beneficial Owner in the IQ Notes within 60 days following receipt by the Note Trustee of a Redemption Request (as defined herein). If, during the Initial Period or any Subsequent Period, Redemption Requests exceed the applicable aggregate principal amount of interests in either the 30-Year IQ Notes or 15-Year IQ Notes required to be redeemed, then such excess Redemption Requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. All Redemption Requests will be redeemed in the order in which the Note Trustee receives the Redemption Requests, subject to the limitations for the 30-Year IQ Notes and the 15-Year IQ Notes described above.

  A request for redemption of an interest in the IQ Notes may be initiated by the personal representative or other person authorized to represent the estate of a deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or tenant(s) in common (each a "Representative"). The Representative shall deliver a request to the Participant through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the IQ Notes to be redeemed. The Participant shall thereupon deliver to DTC a request for redemption substantially in the form attached as an exhibit to the Note Indenture (a "Redemption Request"), accompanied by the documents submitted to the Participant as above provided, and DTC will forward the same to the Note Trustee. Documents accompanying Redemption Requests must be in form satisfactory to South Jersey. The Note Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents accompanying a Redemption Request.

  The price to be paid by South Jersey for an interest in the IQ Notes to be redeemed pursuant to a request on behalf of a deceased Beneficial Owner is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the IQ Notes which are to be redeemed shall be made to DTC upon presentation of IQ Notes to the Note Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Note Trustee by DTC which are to be fulfilled in connection with such payment. Any acquisition of IQ Notes by South Jersey other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of (1) the $25,000 individual limitation for the IQ Notes or (2) either the $200,000 aggregate limitation with respect to the 30-Year IQ Notes, or the $300,000 aggregate limitation with respect to the 15-Year IQ Notes, for the Initial Period or for any Subsequent Period.

  Interests in the IQ Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the IQ Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and South Jersey. Such interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trusts and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during the person's lifetime.

  In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time South Jersey gives notice of its election to redeem the IQ Notes, the interests in the IQ Notes which are the subject of such Redemption Request shall not be eligible for redemption pursuant to South Jersey's option to redeem but shall remain subject to redemption pursuant to such Redemption Request.

  Subject to the provisions of the immediately preceding paragraph, any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Note Trustee by DTC prior to payment for redemption of the interest in the IQ Notes by reason of the death of a Beneficial Owner.

  South Jersey is legally obligated to redeem IQ Notes and interests of Beneficial Owners therein properly presented for redemption pursuant to a Redemption Request in accordance with and subject to the terms, conditions and limitations of the Note Indenture, as summarized above. South Jersey's redemption obligation is not cumulative. Nothing in the Note Indenture prohibits South Jersey from redeeming, in fulfillment of Redemption Requests made pursuant to the Note Indenture, IQ Notes or interests therein of Beneficial Owners in excess of the principal amount South Jersey is obligated to redeem, nor does anything in the Note Indenture prohibit South Jersey from purchasing any IQ Notes or interests therein in the open market. However, South Jersey may not use any IQ Notes redeemed or purchased as described in the immediately preceding sentence as a credit against its redemption obligation.

  Because of the limitations of South Jersey's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the IQ Notes will be paid prior to maturity.

Security; Substitution Date

  South Jersey's First Mortgage Bond, 10% Medium Term Notes Series A (the "Pledged Bond") has been issued under the Indenture of First Mortgage, dated October 1, 1947, as heretofore supplemented and amended by supplemental indentures, including a Twenty-Second Supplemental Indenture (the "New Supplement") (such Indenture of First Mortgage, as supplemented, is herein referred to as the "Mortgage"), all from South Jersey to The Bank of New York, as successor trustee to Guaranty Bank (the "Mortgage Trustee"), and pledged to the Note Trustee under the Note Indenture to secure notes issued under the
Note Indenture, including the IQ Notes.

Until the Substitution Date (as defined below), the IQ Notes will be secured by the Pledged Bond issued and delivered by us to the Note Trustee.

  The "Substitution Date" will be the date that all First Mortgage Bonds of South Jersey issued and outstanding under the Mortgage other than the Pledged Bond (the "First Mortgage Bonds") have been retired (at, before or after the maturity thereof) through payment, redemption or otherwise (including those First Mortgage Bonds deemed to be paid within the meaning of the Mortgage). On the Substitution Date, the Note Trustee will deliver to us for cancellation the Pledged Bond, and we will cause the Note Trustee to provide notice to all holders of IQ Notes of the occurrence of the Substitution Date. As a result, on the Substitution Date, the Pledged Bond will cease to secure the IQ Notes and any other notes issued under the Note Indenture, and, at our option, the IQ Notes and any other notes issued under the Indenture will either (1) become unsecured general obligations of South Jersey or (2) be secured by substituted pledged bonds.

  Prior to the Substitution Date, South Jersey shall make payments of the principal of, and premium or interest on, the Pledged Bond to the Note Trustee, which payments shall be applied by the Note Trustee to satisfaction of all obligations then due on the IQ Notes.

  If South Jersey does not elect to have the IQ Notes become unsecured on the Substitution Date, South Jersey will simultaneously issue and deliver to the Note Trustee, as security for the IQ Notes and the other notes issued under the Note Indenture, substituted pledged bonds. The substituted pledged bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as all notes issued under the Note Indenture then outstanding. South Jersey will be required to give notice to the holders of the IQ Notes of the occurrence of the Substitution Date.

  In the event South Jersey elects to have the IQ Notes become unsecured on the Substitution Date, South Jersey's ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted as described in "Description of the Notes--Limitations on Liens" in the accompanying prospectus.

Book-Entry Only Issuance--The Depository Trust Company

  DTC will act as the initial securities depositary for the IQ Notes. The IQ Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global IQ Notes will be issued, representing in the aggregate the total principal amount of IQ Notes, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of IQ Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the IQ Notes on DTC's records. The ownership interest of each actual purchaser of IQ Notes (such purchaser, or the person to whom such purchaser conveys his or her ownership interest, a "Beneficial

Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased IQ Notes. Transfers of ownership interests in the IQ Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in IQ Notes, except in the event that use of the book-entry system for the IQ Notes is discontinued, South Jersey determines that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

  DTC will have no knowledge of the actual Beneficial Owners of the IQ Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such IQ Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices will be sent to DTC. If less than all of the IQ Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the IQ Notes in accordance with its procedures.

  Although voting with respect to the IQ Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to IQ Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to South Jersey as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the IQ Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the IQ Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or South Jersey, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of South Jersey, disbursements of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of an interest in a global IQ Note will not be entitled to receive physical delivery of IQ Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the IQ Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global IQ Note.

  DTC may discontinue providing its services as security depositary with respect to the IQ Notes at any time by giving reasonable notice to South Jersey. Under such circumstances, in the event that a successor securities depositary is not obtained, IQ Note certificates will be printed and delivered to the holders of record. Additionally, South Jersey may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the IQ Notes. In that event, certificates for the IQ Notes will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that South Jersey believes to be reliable, but South Jersey takes no responsibility for the accuracy thereof.

South Jersey has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                          AMBAC ASSURANCE CORPORATION

  The following information has been furnished by Ambac Assurance Corporation (the "Insurer") for use in this pricing supplement. No representation is made by South Jersey or the Underwriter as to the accuracy or completeness of such information. Reference is made to Appendix A for a specimen of the Insurer's policy.

The Policies

  The Insurer has committed to issue two financial guaranty insurance policies, one for the 30-Year IQ Notes and one for the 15-Year IQ Notes (each a "Policy" and collectively the "Policies"), effective as of the date of issuance of the IQ Notes. Under the terms of each Policy, the Insurer will pay to the United States Trust Company of New York, in New York, New York or any successor thereto (the "Insurance Trustee") that portion of the principal of and interest on the applicable IQ Notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Issuer (as such terms are defined in the Policy). The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the Note Trustee. The insurance will extend for the term of the applicable IQ Notes and, once issued, cannot be canceled by the Insurer.

  Each Policy will insure payment only on stated maturity dates, in the case of principal, and on stated dates for payment, in the case of interest. In the event of any acceleration of the principal of the IQ Notes by reason of mandatory or optional redemption and insufficient funds are available for redemption of all the applicable outstanding IQ Notes so accelerated, the Insurer will remain obligated to pay principal of and interest on any outstanding IQ Notes on the originally scheduled interest and principal payment dates. In the event of any acceleration of the principal of any of the IQ Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

  In the event the Note Trustee has notice that any payment of principal of or interest on an IQ Note which has become Due for Payment and which is made to a noteholder by or on behalf of South Jersey has been deemed a preferential transfer and theretofore recovered from its registered owner pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

  The Policies do not insure any risk other than Nonpayment, as defined in the Policies. Specifically, the Policies do not cover:

    1. payment on acceleration, as a result of a call for redemption (other than mandatory sinking fund redemption) or as a result of any other advancement of maturity.

    2. payment of any redemption, prepayment or acceleration premium.

    3. nonpayment of principal or interest caused by the insolvency or negligence of the Note Trustee or paying agent, if any.

  If it becomes necessary to call upon a Policy, payment of principal requires surrender of IQ Notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such IQ Notes to be registered in the name of the Insurer to the extent of the payment under the applicable Policy. Payment of interest pursuant to a Policy requires proof of noteholder entitlement to interest payments and an appropriate assignment of the noteholder's right to payment to the Insurer.

  Upon payment of the insurance benefits, the Insurer will become the owner of the IQ Note, appurtenant coupon, if any, or right to payment of principal or interest on such IQ Note and will be fully subrogated to the surrendering noteholder's rights to payment.

The Insurer

  The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. The Insurer primarily insures newly issued municipal and structured finance obligations. The Insurer is a wholly-owned subsidiary of Ambac Financial Group, Inc. (formerly, AMBAC Inc.), a 100% publicly-held company. Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch IBCA, Inc. have each assigned a triple-A financial strength rating to the Insurer.

  The consolidated financial statements of the Insurer and its subsidiaries as of December 31, 1999 and December 31, 1998 and for each of the years in the three-year period ended December 31, 1999, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 30, 2000, Commission File No. 1-0777; and the unaudited consolidated financial statements of the Insurer and subsidiaries as of March 31, 2000 and for the periods ending March 31, 2000 and March 31, 1999, included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. for the period ended March 31, 2000 which was filed with the Securities and Exchange Commission on May 12, 2000, are incorporated by reference into this pricing supplement and are deemed to constitute a part of this pricing supplement. Any statement contained in a document incorporated by reference shall be modified or superseded for the purposes of this pricing supplement to the extent that a statement contained or incorporated by reference in this pricing supplement also modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this pricing supplement.

  All financial statements of the Insurer and its subsidiaries included in documents filed by Ambac Financial Group, Inc. with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this pricing supplement and prior to the termination of the offerings of the IQ Notes are deemed to be incorporated by reference into this pricing supplement and to be a part of this pricing supplement from the respective dates of filing of the financial statements.

  The following table sets forth the capitalization of the Insurer as of December 31, 1998, December 31, 1999 and March 31, 2000, respectively, in conformity with generally accepted accounting principles.

                          Ambac Assurance Corporation

                       Consolidated Capitalization Table

                             (dollars in millions)

                                          December 31, December 31,  March 31,
                                              1998         1999        2000
                                          ------------ ------------ -----------
                                                                    (Unaudited)
Unearned premiums........................    $1,303       $1,442      $1,428
Other liabilities........................       548          524         477
                                             ------       ------      ------
Total liabilities........................    $1,851       $1,966      $1,905
                                             ======       ======      ======
Stockholder's equity
  Common stock...........................    $   82       $   82      $   82
  Additional paid-in capital.............       541          752         752
  Accumulated other comprehensive income
   (loss)................................       138          (92)        (36)
  Retained earnings......................     1,405        1,674       1,749
                                             ------       ------      ------
Total stockholder's equity...............    $2,166       $2,416      $2,547
                                             ------       ------      ------
Total liabilities and stockholder's
 equity..................................    $4,017       $4,382      $4,452
                                             ======       ======      ======

  For additional financial information concerning the Insurer, see the audited and unaudited financial statements of the Insurer incorporated by reference in this pricing supplement. Copies of the financial statements of the Insurer incorporated by reference in this pricing supplement and copies of the Insurer's annual statement for the year ended December 31, 1999 prepared in accordance with statutory accounting standards are available, without charge, from the Insurer. The address of the Insurer's administrative offices and its telephone number are One State Street Plaza, 17th Floor, New York, New York 10004 and (212) 668-0340.

  The Insurer makes no representation regarding the IQ Notes or the advisability of investing in the IQ Notes and makes no representation regarding, nor has it participated in the preparation of, this pricing supplement other than the information supplied by the Insurer and presented under the heading "Ambac Assurance Corporation" in this pricing supplement and in the financial statements incorporated in this pricing supplement by reference.

                                    RATINGS

  S&P and Moody's will assign the IQ Notes the ratings of "AAA" and "Aaa," respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the IQ Notes of the policy, insuring the timely payment of the principal of and interest on the IQ Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither South Jersey nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the IQ Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the IQ Notes.

  At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                             PLAN OF DISTRIBUTION

  Subject to the terms and conditions of the Distribution Agreement, as amended, including the related Terms Agreement, South Jersey has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from South Jersey, the entire principal amount of the IQ Notes at the prices set forth on the cover page of this pricing supplement.

  The Underwriter has advised South Jersey that it proposes to offer the IQ Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the IQ Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the IQ Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the IQ Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the IQ Notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933.

  Prior to these offerings, there has been no public market for the IQ Notes. The Underwriter has advised South Jersey that it intends to make a market in the IQ Notes. The Underwriter will have no obligation to make a market in the IQ Notes, however, and may cease market making activities, if commenced, at any time. The IQ Notes will not be listed on the New York Stock Exchange or any other exchange.

  South Jersey has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriter may be required to make in respect thereof.

  In order to facilitate the offerings of the IQ Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the IQ Notes. Specifically, the Underwriter may over-allot in connection with the offerings, creating a short position in the IQ Notes for its own account. In addition, to cover over-allotments or to stabilize the prices of the IQ Notes, the Underwriter may bid for, and purchase, IQ Notes in the open market. The Underwriter may reclaim selling concessions allowed to a dealer for distributing IQ Notes in the offerings, if the Underwriter repurchases previously distributed IQ Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the IQ Notes above independent market levels. The Underwriter is not required to engage in these activities, and, if commenced, may end any of these activities at any time.

  South Jersey has agreed, during the period of 15 days from the date on which the IQ Notes are purchased by the Underwriter, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any IQ Notes, any security convertible into or exchangeable into or exercisable for IQ Notes or any debt securities substantially similar to the IQ Notes, without the prior written consent of the Underwriter.

                                    EXPERTS

  The financial statements and the related financial statement schedules included in our Annual Report on Form 10-K for the year ended December 31, 1999 incorporated in this pricing supplement and the accompanying prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 are incorporated by reference in this pricing supplement and registration statement, in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this pricing supplement and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL OPINIONS

  Certain legal matters will be passed upon for South Jersey by Cozen and O'Connor, Philadelphia, Pennsylvania, counsel to South Jersey. Certain legal matters will be passed upon for Edward D. Jones & Co., L.P. by Chapman and Cutler, Chicago, Illinois.

                         [SPECIMEN APPEARS ACROSS PAGE]


Ambac
Financial Guaranty Insurance Policy

                              Ambac Assurance Corporation
                              c/o CT Corporation Systems
                              44 East Mifflin Street, Madison, Wisconsin 53703 Administrative Office:
                              One State Street Plaza, New York, New York 10004
                              Telephone: (212) 668-0304

Obligor:                      Policy Number:

Obligations:                  Premium:

Ambac Assurance Corporation (Ambac) A Wisconsin Stock Insurance Company in consideration of the payment of the premium, and subject to the terms of this Policy, hereby agrees to pay to United States Trust Company of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Obligees, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following notification to Ambac of Nonpayment. Upon an Obligee's presentation and surrender to the Insurance Trustee of such unpaid Obligations or appurtenant coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Obligee the face amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and coupons and shall be fully subrogated to all of the Obligee's rights to payment.

In cases where the Obligations are issuable only in a form whereby principal is payable to registered Obligees or their assigns, the Insurance Trustee shall disburse principal to an Obligee as aforesaid only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to the Insurance Trustee duly executed by the Obligee or such Obligee's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. In cases where the Obligations are issuable only in a form whereby interest is payable to registered Obligees or their assigns the Insurance Trustee shall disburse interest to an Obligee as aforesaid only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to the Insurance Trustee, duly executed by the claimant Obligee or such Obligee's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Obligees' rights to payment on registered Obligations to the extent of the insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to an Obligee by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Obligee pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Obligee will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Obligee" means any person other than the Obligor who, at the time of Nonpayment, is the owner of an Obligation or of a coupon appertaining to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the stated maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the stated date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

                              [SEAL APPEARS HERE]


Signature Appears Here                                   Signature Appears Here

President                                                Secretary




Effective Date:                                        Authorized Representative

                                                       Signature Appears Here

                                                       Authorized Officer


UNITED STATES TRUST COMPANY OF NEW YORK acknowledges that it has agreed to perform the duties of Insurance Trustee under this Policy.


Form No.: 2B-0012(7/97)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this pricing supplement or the prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This pricing supplement and the prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this pricing supplement or the prospectus nor any sale made hereunder or thereunder shall under any circumstance create an implication that there has been no change in the affairs of the South Jersey or the Insurer since the date hereof.

                                  -----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                            Pricing Supplement
Forward-Looking Statements.................................................  S-2
Summary of the Offerings...................................................  S-3
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-5
Description of the IQ Notes................................................  S-6
Ambac Assurance Corporation................................................ S-12
Ratings.................................................................... S-14
Plan of Distribution....................................................... S-14
Experts.................................................................... S-15
Legal Opinions............................................................. S-15
Appendix A--Form of Ambac Assurance Corporation Insurance Policy...........  A-1
                                Prospectus
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Description of Securities..................................................    3
Description of Notes.......................................................    4
Description of The Pledged Bond............................................   13
Plan of Distribution.......................................................   19
Legal Matters..............................................................   20
Experts....................................................................   20

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                           South Jersey Gas Company

                                  $10,000,000
                           7.90% Secured Medium Term
                            Insured Quarterly Notes
                               due July 15, 2030

                                  $15,000,000
                           7.70% Secured Medium Term
                            Insured Quarterly Notes
                               due July 15, 2015


                                 (IQ NotesSM)

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                             PROSPECTUS SUPPLEMENT

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                          Edward D. Jones & Co., L.P.

                                 July 5, 2000

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